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                                                                     EXHIBIT 5.1


                         [Allen & Gledhill Letterhead]


11th December 1997

Flextronics International Ltd.
514 Chai Chee Lane #04-13
Bedok Industrial Estate
Singapore 469029

Dear Sirs

                     REGISTRATION STATEMENT ON FORM S-8 OF
                 FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about December 12th, 1997 in connection with the registration under the Securities Act of 1933, as amended, of:-

1. an aggregate of 2,000,000 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares") (the "1993 SOP Option Shares") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the Company's 1993 Share Option Plan (the "1993 SOP"),

2. an aggregate of 250,000 Ordinary Shares (the "1997 IOP Option Shares") subject to issuance by the Company upon valid exercise of subscription rights represented by outstanding share options
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granted under the Company's 1997 Interim Option Plan (the "1997 IOP"); and

3. an aggregate of 75,000 Ordinary Shares (the "1997 ESPP Option Shares") subject to issuance by the Company upon the valid exercise of purchase rights represented by outstanding share options granted under the Company's 1997 Employee Stock Purchase Plan (the "1997 ESPP"),

(the 1993 SOP Option Shares, the 1997 IOP Option Shares and the 1997 ESPP Option Shares are hereinafter collectively referred to as the "Option Shares").

As your Singapore counsel, we have examined the proceedings taken by the Company in connection with:-

(a)     the adoption of each of the 1993 SOP, the 1997 IOP and the 1997 ESPP;

(b) the increase in the maximum number of Ordinary Shares authorised for issuance under the 1993 SOP; and

(c) the allotment and issuance of new Ordinary Shares arising from the exercise of the subscription/purchase rights represented by outstanding share options granted under each of the 1993 SOP, the 1997 IOP and the 1997 ESPP respectively (the "Company's Allotment Procedures").

We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

Based on the foregoing, we are of the opinion that the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription/purchase rights represented by outstanding share options granted under each of the 1993 SOP, the 1997 IOP and the 1997 ESPP in accordance with their respective terms,
(ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by in respect of such Option Shares, will be legally issued and fully-paid.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Allen & Gledhill
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